UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2013

Saba Software, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34372	94-3267638
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bridge Parkway, Redwood Shores, California	94065-1166
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 581-2500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Saba Software, Inc. (the “Company”) has approved of the appointment of Mark Robinson as the Company’s Chief Financial Officer. The Company anticipates that Mr. Robinson will assume his new position at the Company on or prior to June 3, 2013.

Mr. Robinson, age 54, will be joining the Company from Calypso Technology, Inc., a financial software and services company, where Mr. Robinson has served as the Chief Financial Officer since December, 2008. Prior to joining Calypso Technology, he served as Chief Financial Officer of Discus Dental, a manufacturer of consumer goods and medical devices, from January, 2008 to December, 2008. Prior to joining Discus Dental, he served as the Chief Financial Officer of Q Comm International, Inc., a prepaid telecommunication products company, from April, 2005 to July, 2007. Prior to joining Q Comm International, Mr. Robinson served in management roles at several other companies, including Prometrix/KLA-Tencor and Hewlett Packard Corporation.

Michael Shahbazian, who is currently serving as the Company’s Interim Chief Financial Officer pending the Company’s search for a permanent Chief Financial Officer, will depart from the Company on or before the date on which Mr. Robinson joins the Company as Chief Financial Officer.

The Company and Mr. Robinson have entered into an employment agreement in connection with Mr. Robinson’s appointment as Chief Financial Officer. Pursuant to the terms of the employment agreement, Mr. Robinson will receive an annual salary of $300,000 and will be eligible for an annual target incentive bonus under the Company’s Management Incentive Plan (“MIP”) of 70% of his base annual salary. In the event that Mr. Robinson’s MIP bonus during fiscal year 2014 is less than $105,000, then the Company will pay him the difference between $105,000 and the amount of MIP bonus actually earned in fiscal year 2014, subject to his continued employment with the Company through the date of payment. Mr. Robinson will also receive a signing bonus of $50,000. If Mr. Robinson terminates employment with the Company within a year of his starting date, he will be required to repay the Company the full amount of his signing bonus. In addition, subject to the approval of the Company’s Board of Directors, Mr. Robinson will receive a stock option to purchase 150,000 shares of common stock, with an exercise price equal to the closing sales price of the Company’s common stock on the date of grant, and 50,000 restricted stock units.

The employment agreement provides that if Mr. Robinson is terminated by the Company without Cause (as defined in the employment agreement), or if he resigns for Good Reason (as defined in the employment agreement), Mr. Robinson will be entitled to a cash severance amount equal to nine months of his then-current base salary, payable either as a lump-sum or in the form of salary continuation (as determined by the Company in its sole discretion), and nine months of continued coverage under the Company’s group health insurance plans at no cost to Mr. Robinson. In addition, if such termination without Cause or for Good Reason occurs at the time of or within 12 months after a Change of Control (as defined the employment agreement), the initial 150,000 stock options and 50,000 restricted stock units awarded to Mr. Robinson will accelerate and become fully vested. Mr. Robinson’s entitlement to the foregoing severance amounts and vesting acceleration is subject to his execution of a release of claims in a form reasonably acceptable to the Company.

The employment agreement also contains covenants restricting Mr. Robinson from (a) soliciting for employment or otherwise retaining the services of any employee, officer, director or consultant of the Company or inducing any person to terminate his or her employment or other relationship with the Company or (b) engaging in any activity where such activity is similar to and competitive with the activities carried on by the Company or any of its subsidiaries, in each case during the term of his employment and for a period of nine months thereafter.

The above description is qualified in its entirety by reference to the employment agreement, a copy if which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On May 7, 2013, the Company issued a press release announcing the appointment of Mr. Robinson as the Company’s Chief Financial Officer. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between the Company and Mark Robinson dated May 3, 2013.

99.1	Press Release dated May 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saba Software, Inc. (Registrant)

Date: May 7, 2013	/s/ Peter E. Williams III
(Signature)
Peter E. Williams III
General Counsel, Executive Vice President, Corporate Development and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between the Company and Mark Robinson dated May 3, 2013.

99.1	Press Release dated May 7, 2013.